EXHIBIT 10.4

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[***].”

MANAKO LABS LTD

SAFE SIDE LETTER AGREEMENT

May 28, 2026

Dear Sir/Madam,

This agreement (this “Agreement”) is entered into in connection with the investment by TAOWEAVE, INC. (the “Investor”) in MANAKO LABS LTD a company incorporated under the laws of England and Wales with registered number 17048521 whose registered office is at 71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H 9JQ (the “Company”) of that certain simple agreement for future equity between the Investor and the Company dated on or about the date of this Agreement (the “Investor’s Safe”). As a material inducement to the Investor’s investment, and in connection with the Technology License and Distribution Agreement entered into by the Company and the Investor on or about the date hereof (the “TLDA”), the Company agrees to the provisions set forth in this Agreement. Capitalised terms used herein but not otherwise defined shall have the meanings set forth in the Investor’s Safe.

1.	Pro Rata Right

Subject to paragraph 1.2, the Investor shall have the right to subscribe for its pro rata share of Senior Shares being issued in the next Equity Financing (the “Pro Rata Right”) Pro rata share for purposes of this Pro Rata Right is the ratio of (x) the number of Shares issued from the conversion of all of the Investor’s Safe to (y) the Company Capitalisation. The Pro Rata Right described above shall automatically terminate upon the earlier of (i) the Company completing a single Equity Financing in which gross proceeds of $5,000,000 (or equivalent) or more are raised (ii) immediately prior to the closing of a Liquidity Event; or (iii) immediately prior to a Dissolution Event.

2.	Other rights

The Company shall adopt new financing documents in the next Equity Financing based on the Model Documents for Early Stage Investments published by UK Private Capital (formerly, the BVCA), which shall include a 1x non-participating liquidation preference, broad-based weighted average anti-dilution rights, rights of pre-emption on new issuances and transfers, drag-along rights, tag-along rights and customary investor protective provisions(with the intention that the threshold for approval of such protective provisions will be set so that no one investor or affiliated group of investors shall have a sole veto). Such rights shall be extended to the Investor, subject in each case to (i) the Investor’s liquidation preference and anti-dilution rights being set by reference to the Conversion Price of the Investor’s Safe and not the subscription price paid for Senior Shares (ii) the minimum shareholding requirement (if any) for eligibility for information, pre-emption and co-sale rights agreed in connection with such Equity Financing and (iii) the Investor’s execution of any transaction documents relating to such Equity Financing, including without limitation any shareholders’ agreement relating to the Company executed by the investors subscribing for Senior Shares in such Equity Financing.

3.	Information Rights

For so long as the Investor holds the Investor's Safe or any shares in the capital of the Company, the Company shall provide to the Investor: (a) within 30 days of filing thereof with Companies House, a copy of the Company's annual accounts; (b) within 45 days of the end of each calendar quarter, unaudited management accounts of the Company for such quarter, prepared in accordance with the Company's usual accounting practices and including a profit and loss statement, balance sheet, and cash flow statement; and (c) upon reasonable written request of the Investor (not more than once per calendar quarter), a current capitalisation table of the Company on a fully-diluted basis. The Investor shall keep such information confidential in accordance with the confidentiality provisions of this Agreement.

4.	Key Person Notice

The Company shall provide written notice to the Investor not less than 90 calendar days prior to any material change of either Max Sebti or Tim Kalic from their respective roles as Chief Executive Officer and Chief Technology Officer of the Company, except where the provision of such notice is precluded by the relevant individual's circumstances or by applicable law (in which case the Company shall provide such notice within 5 business days following any such material change).

5.	Assignment and transfer

5.1.

Subject to paragraph 5.3, this Agreement is personal to the parties and no party shall assign any of its rights under this Agreement, transfer any of its obligations under this Agreement, sub-contract or delegate any of its obligations under this Agreement or charge or deal in any other manner with this Agreement or any of its rights or obligations.

5.2.	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of paragraph 5.1 shall be ineffective.

5.3.

This Agreement and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

6.	Rights of third parties

6.1.	Subject to paragraph 6.2, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

6.2.

The general partner of the Investor or the management company authorised from time to time to act on behalf of an Investor or another person or persons nominated by the Investor, shall be entitled to enforce all of the rights and benefits of the Investor under this Agreement at all times as if party to this Agreement.

7.	Counterparts; No originals

7.1.	This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same letter.

7.2.

The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic means using DocuSign or otherwise shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

8.	[***]

8.1.

Subject to paragraph 8.2, the Company warrants to the Investor that: (a) [***], as the counterparty to the Subnet Development Agreement dated [***] between [***] and [***] and to the Side Letter to such agreement dated [***], is aware of the current corporate structure of the Company and of the relationship between the Company, [***], and [***]; and (b) as of the date of this Agreement, [***] has not raised any objection to such structure or to the operating arrangements described therein.

8.2.

The aggregate liability of the Company in respect of all and any claims under paragraph 8.1 (each, a “Claim”) shall be limited to an amount equal to the Investment Amount. No Claim may be made against the Company unless written notice of such Claim is served on the Company, giving reasonable details of the Claim, within 18 months of the date of this Agreement. The Investor shall be entitled to make a Claim in respect of liability which is contingent or unascertained provided that written notice of the Claim (giving as far as practical the amount and details of the Claim) is given to the Company before the expiry of such period and the Company shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

8.3.

The Company shall promptly notify the Investor in writing if [***] notifies the Company in writing of any objection to the Company's corporate structure or operating arrangements at any time during the period in which the Investor holds the Investor's Safe or any shares in the capital of the Company.

9.	Confidentiality

The Investor agrees that the Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this paragraph 9 by the Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing or prospective affiliate, partner, member, shareholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided that the Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

10.	Severance

10.1.

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

10.2.

If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

11.	Termination

11.1.	The rights described herein shall terminate and be of no further force or effect upon:

(a)	such time as the Investor and its affiliates cease to hold the Investor’s Safe and hold no shares in the capital of the Company;

(b)	the consummation of a Direct Listing or an Initial Public Offering; or

(c)

the consummation of a Change of Control (x) that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different jurisdiction; or (B) the formation of a holding company that will be owned exclusively by the Company’s shareholders and will hold all of the outstanding shares of the Company’s successor.

11.2.	The confidentiality obligations referenced herein will survive any such termination.

12.	Governing law and jurisdiction

12.1.	This Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.

12.2.

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered on the date shown on the first page.

Executed for and on behalf of MANAKO LABS LTD, acting by a director	) ) ) )	/s/ Max Sebti Max Sebti CEO

Executed for and on behalf of TAOWEAVE, INC., acting by an authorised person	) ) ) )	/s/ Pete Holst Pete Holst CEO